Exhibit 10(b)(i)

                        RESOLUTION REGARDING AMENDMENT OF
                      2000 OMNIBUS STOCK INCENTIVE PROGRAM

RESOLVED, that the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program approved by the shareholders at the May 4, 2000 Annual Shareholders Meeting and adopted by the Board of Directors, is hereby amended by adding the following to the end of Subsection (a) Exercise Price, of Section 6. Stock
Options:

         In no event shall the Committee either cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price, or reduce the option price of an outstanding option.